Exhibit 99.1

Bill Volz, President

Kimiko Milheim, CFO

408-542-5400

LOGIC DEVICES REPORTS

SECOND QUARTER OF FISCAL 2004

Sunnyvale, Calif. (May 12, 2004) - LOGIC Devices Incorporated (Nasdaq: LOGC) today reported revenue and earnings for its second quarter of fiscal 2004. Revenues for the quarter ended March 31, 2004 were $1,205,700, up 9.4 percent from $1,102,100 recorded in the immediately proceeding quarter ended December 31, 2003, but down 19.3 percent from the $1,366,200 reported in the second fiscal quarter of 2003, which ended March 30, 2003. The Company lost $450,400, or ($0.07) per share, in the most recently completed quarter compared to a loss of $514, 800, or ($0.08) per share in the quarter ended December 31, 2003, and a loss of $445,400, or ($0.07) per share recorded in the second fiscal quarter of fiscal 2003.

"The growth in revenues and narrowing of losses compared to the immediately proceeding quarter are welcome signs that the industry has turned upward, and that our cost containment efforts, combined with improving revenues, will lead the company toward profitability. We are continuing to invest heavily in new product development, while tightening expenditures in our administration and manufacturing areas. Having recently completed evaluation of the first silicon prototypes of our video frame buffer, which has applications in high definition digital video for broadcast studio equipment and security cameras, we will be fabricating initial production samples during the current quarter. Going forward, we believe this product can contribute significantly to a return to revenue growth," stated Bill Volz, president of LOGIC Devices.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity constraints. Please refer to the Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report on Form 10-Q.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, and security systems equipment.

LOGIC Devices Reports Second Quarter of Fiscal 2004 - Page two

FINANCIAL INFORMATION (in thousands except share data):

	March 31, 2004	March 30, 2003

Net revenues	$ 1,205,700	$ 1,366,200

Operating loss	$ (459,800)	$ (453,100)

Net loss	$ (450,400)	$ (445,400)

Basic and diluted loss per share	$ (0.07)	$ (0.07)

Basic and diluted weighted average shares outstanding	6,721,521	6,630,688